Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:	Bethany Sherman
(212) 401-8714

NASDAQ BOARD OF DIRECTORS ANNOUNCES NEW EMPLOYMENT CONTRACT WITH PRESIDENT AND CEO ROBERT GREIFELD

New York, N.Y., December 15, 2006 –The Board of Directors of The Nasdaq Stock Market, Inc. (NASDAQ:NDAQ) announced today that it has approved the terms and conditions of a new employment contract for NASDAQ President and Chief Executive Officer Robert Greifeld. Mr. Greifeld and the Board have mutually agreed that Mr. Greifeld’s contract will extend through December 31, 2010. The in-place contract ends in May of 2007. Mr. Greifeld, 49, joined NASDAQ in May 2003.

“It is imminently clear how effective a leader Bob has been, as evidenced by the transformative growth of NASDAQ over the last several years,” said H. Furlong (“Baldy”) Baldwin, NASDAQ’s non-executive Chairman of the Board. “We couldn’t be more pleased that we are able to mutually extend the relationship.”

Under Greifeld’s leadership, NASDAQ has delivered impressive financial results with eight consecutive quarters of growth. In 2005, NASDAQ was the number-one performing public company in the U.S., delivering a 244% return to investors. Also during Greifeld’s tenure, NASDAQ has acquired the INET and BRUT trading platforms and a 28.75 percent stake in the London Stock Exchange.

“It’s gratifying to be able to work with such a talented, dynamic management team and Board during a time of exciting change in the capital markets,” commented Bob Greifeld. “I look forward to continuing our mission of being the premier global equities market.”

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

NDAQG

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